EXHIBIT 99.1

Westmoreland Coal Company	2 N. Cascade Ave., 2nd Floor
(719) 442-2600 — Telephone	Colorado Springs, CO 80903

Westmoreland Reports
Third Quarter 2009 Results

Colorado Springs, Colorado — November 9, 2009 — Westmoreland Coal Company (NYSE Amex:WLB) reported today its third quarter 2009 financial results.
Net loss applicable to common shareholders was $12.4 million ($1.21 per basic and diluted common share) for the quarter ended September 30, 2009, compared to a net loss of $3.5 million ($0.37 per basic and diluted share) for the quarter ended September 30, 2008.
Revenues for the 2009 quarter were down 22% from 2008, primarily due to a 25.6% reduction in coal tonnage sold and a 13.8% reduction in power revenues. The reduction in coal tonnage was largely driven by two unexpected customer outages, both of which followed planned maintenance shutdowns. One of these outages ended in July, and the remaining outage, at one of the Company’s largest customers, ended in late October. The reduction in power revenues was primarily driven by a planned five-year major maintenance outage at the Company’s ROVA operations.
Net results for the 2009 quarter were negatively impacted by a $7.4 million decrease in coal segment operating income. This decrease was primarily driven by the customer outages and included the benefit of $1.7 million of earnings from our Indian Coal Tax Credit monetization transaction. The third quarter of 2009 was also negatively impacted by a $5.0 million decrease in power segment operating income due to the planned five-year major maintenance shutdown at ROVA, a $1.3 million increase in heritage costs driven by cost containment efforts, and a $0.3 million decrease in interest income. The third quarter of 2009 was favorably impacted by the removal of a $1.4 million loss attributable to a consolidated, non-controlled subsidiary and $1.2 million of income from the decrease in the value of the conversion feature in our convertible notes.
Results for the 2008 quarter were unfavorably impacted by $2.6 million of net expense driven by the settlement of a coal royalty claim and $0.8 million of impairment charges taken on investments. A $0.9 million gain on the sale of a power project interest in the third quarter of 2008 partially offset these negative impacts.
In October 2009, the Company received a waiver from its lenders for its non-compliance with its WML loan covenants for the quarters ended June 30, 2009, and September 30, 2009, and for anticipated non-compliance for the quarters ended December 31, 2009, and March 31, 2010. The Company additionally did not comply with a net worth covenant in its WRI Business Loan Agreement in the third quarter of 2009 and obtained a waiver for this non-compliance in October 2009. As a result of the uncertainty of future compliance with the WML and WRI loan restrictions, the Company classified a total of $142.3 million of outstanding debt as current liabilities in its Consolidated Balance Sheet.

“During the quarter we had several notable achievements and took key steps to improve our liquidity and future results,” said Keith E. Alessi, Westmoreland’s President and CEO. “We successfully negotiated waivers for our previous non-compliance with loan covenants with our WML lenders. We also extended our WRI revolving line of credit and increased WRI’s term debt facility. During the quarter we fully executed the freeze of one of our pension plans and the elimination of postretirement medical benefits for non-represented employees and retirees. We expect to see the resulting savings from these actions in future periods. We continue our focus on Heritage costs and during the quarter, once again we did a good job managing controllable expenses.”
“As in the second quarter, our results were materially negatively impacted by the unexpected and prolonged shutdowns of two of our largest coal customers. One of these customers came back on line during July and the other resumed operations late in October. We expect to see an increase in coal deliveries in the fourth quarter but it will probably be the first quarter of 2010 before we see deliveries return to historical levels.”
“The quarter’s results reflected the planned five-year shutdown of our ROVA power operation for maintenance. The shutdown was extended further than budgeted due to extensive necessary repairs. This extension continued into the fourth quarter and will negatively impact that quarter’s results. ROVA is expected to resume operations in November 2009.”
Coal Operations
The following table shows comparative coal revenues, operating income (loss) and production, and percentage changes between periods:

	Three Months Ended September 30,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$91,708	$117,288	$(25,580)	(21.8)%
Operating income (loss)	(78)	4,680	(4,758)	(101.7)%
Tons sold — millions of equivalent tons	5.8	7.8	(2.0)	(25.6)%
The Company’s third quarter 2009 coal revenues decreased to $91.7 million, compared with $117.3 million in the third quarter of 2008. This decrease occurred primarily from a decrease of 2.0 million tons sold which was the result of the customer outages and revenue from the settlement of coal royalty claims recorded in the third quarter of 2008. Additionally, due to unfavorable current economic and energy market conditions, the Company’s Absaloka and Jewett Mine’s deliveries decreased and will remain at reduced levels through at least the fourth quarter of 2009.
The Company’s coal segment operating loss was $0.1 million in the third quarter of 2009, compared to operating income of $4.7 million in the third quarter of 2008. Excluding the coal royalty dispute settlement of $2.6 million in the third quarter of 2008, its coal segment operating income decreased by $7.4 million. Of this decrease, approximately $9.1 million was due to reduced tonnages sold as a result of the customer outages and unfavorable current economic and energy market conditions. This decrease was partially offset with approximately $1.7 million of income recognized from the Company’s Indian Coal Production Tax Credit monetization transaction.

Power Operations
The following table shows comparative power revenues, operating income and production and percentage changes between periods:

	Three Months Ended September 30,
			Increase / (Decrease)
	2009	2008	$	%
	(In thousands)
Revenues	$20,696	$24,017	$(3,321)	(13.8)%
Operating income	680	6,599	(5,919)	(89.7)%
Megawatts hours — thousands	389	441	(52)	(11.8)%
The Company’s third quarter 2009 power segment revenues decreased to $20.7 million compared to $24.0 million in the third quarter 2008. This decrease is primarily from decreased megawatt hours sold as a result of a planned major five-year maintenance outage and unplanned outages occurring in the third quarter of 2009.
The Company’s power segment operating income decreased to $0.7 million in the third quarter of 2009 compared to $6.6 million in the third quarter of 2008. Excluding the gain on sale of interest in the Ft. Lupton power project of $0.9 million in the third quarter of 2008, power segment operating income decreased by $5.0 million. This decrease was primarily from reduced megawatt hours sold and increased maintenance expenses as a result of a planned major five-year maintenance outage as well as from unplanned outages which occurred in the third quarter of 2009.
In October 2009 during a planned major five-year maintenance outage at one of our ROVA power plants, the Company determined that an unexpected repair was needed on the generator rotor. This repair extended the outage and is expected to decrease revenue and operating income in the fourth quarter of 2009. The Company expects the repair to be made and operations to resume in November 2009.
Heritage Costs and Pension
Third quarter 2009 heritage operating expenses were $8.3 million compared to $7.0 million in the third quarter of 2008. This increase of $1.3 million was primarily driven by expenditures related to cost containment efforts and unfavorable interest rate changes impacting the valuation of the Company’s Black Lung trust assets and liabilities. These increases were partially offset with favorable health care benefit experience.
During the third quarter 2009, the Company froze one of its pension plans and eliminated postretirement medical benefits for non-represented employees and retirees. As a result of the pension freeze, the Company reduced its overall pension liability by $10.7 million. The elimination of postretirement benefits resulted in a $15.4 million decrease in the Company’s postretirement medical liabilities. This decrease in the liability was offset by a $16.1 million revaluation increase driven by a decrease in discount rates.
Corporate
Our corporate segment’s operating expenses of $2.0 million in the third quarter of 2009 remained virtually unchanged from the third quarter of 2008.

Other Income (Expense)
The Company’s third quarter 2009 other expense decreased to $3.4 million compared with $5.3 million of expense in the third quarter of 2008. Excluding the $1.2 million impact of the fair value adjustment on derivatives and related amortization of debt discount, other expense decreased $0.7 million primarily due to other-than-temporary impairment charges taken on its investments during the third quarter of 2008.
Cash Flow from Operations
Cash provided by operating activities decreased $5.4 million in the nine months ended September 30, 2009, compared to the nine months ended September 30, 2008. This decrease was primarily the result of a decrease in our tons sold during the first nine months of 2009 due to the customer outages. Also driving the 2009 decrease in operating cash flows was an increase in cash usage for inventory purchases as our ROVA operations built their coal inventory back up to normal operating levels and a net $2.6 million payment following the settlement of a coal royalty claim.
Liquidity
As a result of WRI’s renewal of its revolving line of credit and amended term debt and the conclusion of our customer outages, the Company projects it will be able to meet its projected cash requirements for the foreseeable future, although by a small margin. The Company’s forecasts are subject to a number of uncertainties that are beyond its control, and it may face unforeseeable economic issues.
Safety
Westmoreland continued to make significant improvement in its safety performance during the third quarter of 2009. Specifically, the Company’s operations achieved reportable and lost time incident rates of 1.40 and 0.64, respectively, for the third quarter of 2009, compared to rates of 2.43 and 1.50 for the third quarter of 2008. Westmoreland’s strong safety performance during the third quarter of 2009 also exceeded the national averages for both reportable and lost time incident rates, which were 2.16 and 1.48 for the most recent periods available.
For 2009, Westmoreland’s reportable and lost time incident rates have improved by 42% and 57%, respectively, over its 2008 performance.
Additional Information
Investors should refer to the attached Consolidated Statements of Operations and Summary Financial Information, and the Company’s Form 10-Q for the period ended September 30, 2009, for additional information.
Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information visit www.westmoreland.com.

Forward-Looking Information
Throughout this press release, we make statements, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled Risk Factors (refer to Part I, Item 1A in the 2008 Form 10-K and Part II, Item 1A in the 2009 third quarter Form 10-Q). Specific factors that could cause actual results to differ materially from such forward-looking statements include, among others, the following:
•	worldwide economic conditions;

•	our ability to produce coal at existing and planned future operations;

•	our ability to meet our projected cash requirements and factors related thereto;

•	changes in postretirement medical benefit and pension obligations;

•	availability and costs of credit, surety bonds and letters of credit;

•	inability to expand coal operations due to limitations in obtaining bonding capacity to back new mining permits;

•	our ability to maintain compliance with debt covenant and waiver agreement requirements or obtain waivers from our lenders in cases of non-compliance;

•	the ability of our subsidiaries to pay dividends to the Parent due to restrictions in our debt arrangements and reductions in planned coal deliveries;

•	our ability to negotiate profitable coal contracts, price reopeners and extensions;

•	our ability to maintain satisfactory labor relations and to implement cost containment measures for labor-related obligations and the effect of employment cost containment measures on our expenses, liabilities, and cash outlays;

•	financial stability of our customers, and their ability to continue to comply with their contractual commitments in a timely manner;

•	disruptions in delivery or changes in pricing from third-party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;

•	the impact of unfavorable general economic and energy market conditions on our coal delivery and sales and our results of operations;

•	impact of weather on demand, production and transportation;

•	the performance of our Roanoke Valley power plants and the structure of its contracts with its lenders and Dominion Virginia Power;

•	the coal’s market share of electricity generation;

•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;

•	the effect and timing of generator repairs made at our ROVA power plants;

•	the effect that reductions in planned coal deliveries will have on our results of operations; and

•	future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases.
As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of goals. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact: Kevin Paprzycki (719) 442-2600

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Revenues:
Coal	$91,708	$117,288	$272,891	$318,102
Energy	20,696	23,969	66,091	67,970
Independent power projects — equity in earnings	—	48	—	250

	112,404	141,305	338,982	386,322

Cost, expenses and other:
Cost of sales	95,434	112,477	282,867	308,320
Depreciation, depletion and amortization	11,533	10,969	32,561	30,879
Selling and administrative	10,214	9,757	31,820	30,554
Restructuring charges	—	—	—	628
Heritage health benefit expenses	7,438	6,659	21,446	21,867
Gain on sales of assets	(12)	(883)	(58)	(1,505)
Other operating income	(2,452)	—	(9,249)	—

	122,155	138,979	359,387	390,743

Operating income (loss)	(9,751)	2,326	(20,405)	(4,421)

Other income (expense):
Interest expense	(5,755)	(5,839)	(17,271)	(17,396)
Interest expense attributable to beneficial conversion feature	—	—	—	(8,108)
Interest income	684	1,264	2,362	3,817
Other income (expense)	1,698	(774)	5,782	(559)
Loss on extinguishment of debt	—	—	—	(5,178)

	(3,373)	(5,349)	(9,127)	(27,424)

Loss before income taxes	(13,124)	(3,023)	(29,532)	(31,845)
Income tax expense (benefit) from operations	317	130	306	373

Net income (loss)	(13,441)	(3,153)	(29,838)	(32,218)
Less net loss attributable to noncontrolling interest	(1,417)	—	(4,447)	—

Net loss attributable to the Parent company	(12,024)	(3,153)	(25,391)	(32,218)
Less preferred stock dividend requirements	340	340	1,020	1,020

Net loss applicable to common shareholders	$(12,364)	$(3,493)	$(26,411)	$(33,238)

Net income per share applicable to common shareholders:
Basic and diluted	$(1.21)	$(0.37)	$(2.68)	$(3.50)
Weighted average number of common shares outstanding:
Basic and diluted	10,244	9,537	9,850	9,493

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	Nine Months Ended September 30,
	2009	2008
	(In thousands)

Cash Flow (Unaudited)
Net cash provided by operating activities	$27,516	$32,964
Net cash provided by (used in) investing activities	(27,371)	9,712
Net cash used in financing activities	(21,176)	(9,343)

	September 30,	December 31,
	2009	2008
	(In thousands)

Balance Sheet Data (Unaudited)
Total assets	$773,175	$812,967
Total debt	$251,949	$269,153
Working capital deficit	$(191,431)	$(24,152)
Total deficit	$(224,998)	$(217,598)
Common shares outstanding	10,279	9,690